Exhibit 99.1

Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: July 1, 2010
+1 713-232-7647

JOHN L. WHITMIRE TO LEAVE TRANSOCEAN LTD. BOARD OF DIRECTORS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) announced today that John L. Whitmire has resigned from its Board of Directors, effective immediately, for health reasons. Mr. Whitmire has served as a director of the company since November 2007. He served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Mr. Whitmire has served as Chairman of the Board of Directors of CONSOL Energy Inc. since 1999, and was also Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holding Inc. from 1996 until its acquisition by ARCO in 1998. Mr. Whitmire is also a director of El Paso Corporation.

Transocean Ltd. President and CEO Steven L. Newman said, “John will be missed by all members of our Board and by the company as a whole. He has been an outstanding board member and contributed greatly to the success of both Transocean and GlobalSantaFe. We all wish him the best.”

Transocean, Ltd. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units plus three ultra-deepwater units under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 45 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

For more information about Transocean, please visit our website at www.deepwater.com.

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